UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2013

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29801	94-3296648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3280 Bayshore Boulevard

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2013, InterMune, Inc. (“InterMune” or the “Company”) announced that Sean P. Nolan, age 45, joined InterMune as Executive Vice President and Chief Business Officer of the Company. Mr. Nolan’s appointment was effective as of February 11, 2013. Prior to joining InterMune, Mr. Nolan served as Vice President and Chief Commercial Officer at Reata Pharmaceuticals Inc., a pharmaceutical company, from August 2011 to December 2012. Starting in 2004, he served as Vice President, Marketing and Sales Operations at Ovation Pharmaceuticals, a pharmaceutical company. In 2009, Ovation was acquired by the Danish pharmaceutical company H. Lundbeck and, after leading the company integration process, Mr. Nolan served as Chief Commercial Officer and then President of the newly created U.S. entity of Lundbeck from April 2009 to October 2010. Mr. Nolan received a Bachelor of Science degree in Biology from John Carroll University.

Description of Mr. Nolan’s Offer Letter

Pursuant to the terms of an employment offer letter, dated January 28, 2013, between Mr. Nolan and InterMune (the “Offer Letter”), Mr. Nolan will receive an annual base salary of $425,000. Mr. Nolan is also eligible to receive an annual incentive cash bonus initially targeted at 45% of his annual base salary (the “Target Bonus”) with a maximum bonus potential of up to 150% of his Target Bonus. Annual incentive cash bonuses are intended to compensate executives for the achievement of Company strategic, operational, financial and individual goals. Cash bonuses are generally calculated as a percentage of the applicable executive’s base salary with the size of the payment dependent on the extent to which corporate goals and individual performance objectives are achieved. Furthermore, for the first 36 months of his employment with InterMune, Mr. Nolan will also receive a monthly living allowance of $6,500 to offset housing and ground transportation costs while working at the Company’s headquarters.

Additionally, pursuant to the Offer Letter, the Company has agreed, subject to approval by the Compensation Committee of its Board of Directors, to grant Mr. Nolan an option to purchase 188,000 shares of common stock of the Company (the “Option Award”) at an exercise price equal to the closing price of the common stock of InterMune as listed on The NASDAQ Global Select Market on the fifth business day of the month following the month in which Mr. Nolan began employment, and 75,200 shares of restricted stock (together with the Option Award, the “Equity Awards”), in each case pursuant to the Company’s Amended and Restated 2000 Equity Incentive Plan. The Equity Awards shall vest over four years from Mr. Nolan’s start date. The Option Award will terminate 10 years from the date of grant.

Mr. Nolan will also be entitled to certain change in control and severance benefits pursuant to the terms of the Offer Letter. In the event of a Change in Control (as defined in the Offer Letter) that results in either a termination of Mr. Nolan without Cause or his resignation for Good Reason (in each case, as defined in the Offer Letter) within one year of the Change in Control, Mr. Nolan will be entitled to (a) a lump sum payment equal to two years of his then-effective base salary, (b) continuation of Company-sponsored employee benefits for two years payable by the Company and (c) the acceleration of vesting and exercisability of all of his then-outstanding unvested equity awards.

In the event of a termination without Cause absent a Change in Control, Mr. Nolan will be entitled to:

•

If having completed less than one year of service to InterMune, (a) a lump sum payment equal to one year of his then-effective base salary, (b) continuation of Company-sponsored employee benefits for one year payable by the Company and (c) the acceleration of six months’ vesting of all of his then-outstanding unvested equity awards.

•

If having completed at least one year but less than two years of service to InterMune, (a) a lump sum payment equal to one year of his then-effective base salary, (b) continuation of Company-sponsored employee benefits for one year payable by the Company and (c) the acceleration of nine months’ vesting of all of his then-outstanding unvested equity awards.

•

If having completed at least two years of service to InterMune, (a) a lump sum payment equal to one year of his then-effective base salary, (b) continuation of Company-sponsored employee benefits for one year payable by the Company and (c) the acceleration of 12 months’ vesting of all of his then-outstanding unvested equity awards.

Additionally, if such termination occurs in the second half of the calendar year, Mr. Nolan will also receive a pro rata share of his target bonus for that year. The receipt of the foregoing change in control and severance benefits, as applicable, is conditioned upon Mr. Nolan’s execution of a release in favor of and satisfactory to the Company.

The foregoing description of the material terms of the Offer Letter is qualified in its entirety by the terms of the Offer Letter, which will be filed as an exhibit to InterMune’s Annual Report on Form 10-K. A copy of the press release announcing Mr. Nolan’s appointment is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated February 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2013

INTERMUNE, INC.

By:	/s/ John C. Hodgman
John C. Hodgman
Senior Vice President of Finance Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated February 14, 2013.